UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  October 24, 2017

SUN BANCORP, INC.

Exact name of registrant as specified in its charter
New Jersey (State or other jurisdiction of incorporation)	0-20957 (SEC Commission File No.)	52-1382541 (I.R.S. Employer Identification No.)

350 Fellowship Road, Suite 101
Mount Laurel, New Jersey 08054
(Address of principal executive offices) (Zip Code)
Registrant's telephone number, including area code: (856) 691-7700
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under The Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under The Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 - SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS
Results of Special Meeting of Shareholders
On October 24, 2017, Sun Bancorp, Inc. (the "Company") held a Special Meeting of Shareholders (the "Special Meeting") to vote upon the following proposals set forth in a joint proxy statement/prospectus (the "Proxy Statement/Prospectus") filed with the U.S. Securities and Exchange Commission on September 20, 2017.  As of the close of business on September 15, 2017, the record date for the Special Meeting, there were a total of 19,091,912 shares of common stock outstanding and entitled to vote at the Special Meeting.  At the Special Meeting, 16,598,480 shares of common stock were represented in person or by proxy, therefore a quorum was present.  Three proposals were presented and voted on.  Each of the three proposals considered at the Special Meeting was approved by the requisite vote of the Company's shareholders.  Set forth below are the final results for all proposals.
Proposal One:
A proposal to approve the merger agreement and the first-step merger, pursuant to which OceanFirst Financial Corp. ("OceanFirst") will acquire Sun Bancorp, Inc. ("Sun") as a result of the merger of Mercury Merger Sub Corp. (a wholly-owned subsidiary of OceanFirst) with and into Sun, as more fully described in the merger agreement and the Proxy Statement/Prospectus (the "Sun merger proposal").
For:	16,500,753
Against:	24,086
Abstained:	73,641

Proposal Two:

A proposal to approve, on an advisory (non-binding) basis, the compensation that certain executive officers of Sun may receive in connection with the first-step merger pursuant to existing agreements or arrangements with Sun.

For:	15,938,012
Against:	585,204
Abstained:	75,264

Proposal Three:

A proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies in favor of the Sun merger proposal (the "Adjournment Proposal").

For:	16,079,224
Against:	444,694
Abstain:	74,562

    With respect to the Adjournment Proposal, although sufficient votes would have been received for the proposal to be approved, the meeting was not adjourned because the Sun merger proposal was approved and the adjournment of the Special Meeting was determined not to be necessary or appropriate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Sun Bancorp, Inc.

Date: October 24, 2017	By:	/s/ Patricia M. Schaubeck
Patricia M. Schaubeck
Executive Vice President and General Counsel